EXHIBIT 99.1

Amtech Reports Third Quarter Fiscal 2022 Results

TEMPE, Ariz., August 15, 2022 -- Amtech Systems, Inc. ("Amtech") (NASDAQ: ASYS), a manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power devices, analog and discrete devices, electronic assemblies and light-emitting diodes (LEDs), today reported results for its third quarter ended June 30, 2022.

Third Quarter Fiscal 2022 Financial and Operational Highlights:

•
Net revenue of $20.0 million
•
Shanghai facility fully reopened on June 1, 2022
•
Customer orders of $30.1 million
•
Book to bill ratio of 1.5:1
•
Completed sale-leaseback of Billerica, MA facility, with pretax gain of $12.5 million and cash inflow of $14.9 million
•
Operating income of $9.6 million
•
Net income of $10.2 million
•
Net income per diluted share of $0.73
•
Unrestricted cash of $47.7 million
•
June 30, 2022 backlog of $62.7 million

Mr. Michael Whang, Chief Executive Officer of Amtech, commented, “The robust demand for our products continued in the third quarter with bookings of $30.1 million, representing our sixth straight quarter of bookings over $30 million. While we experienced revenue headwinds in the third quarter due to the Shanghai COVID lockdown, we successfully re-opened our facility in early June. Our confidence around the long-awaited silicon carbide wafer ramp is building, with revenue for these applications more than doubling over the last two quarters. Given our established market leading position in consumables, we remain excited as the mid to long-term opportunities in front of us come into focus.”

GAAP Financial Results

(in millions, except per share amounts)	Q3	Q2	Q3	9 Months	9 Months
	FY 2022	FY 2022	FY 2021	2022	2021
Revenues, net	$20.0	$27.6	$23.1	$74.0	$60.9
Gross profit	$5.9	$11.2	$10.1	$27.0	$25.3
Gross margin	29.6%	40.5%	43.6%	36.4%	41.6%
Operating income	$9.6	$2.6	$1.2	$13.4	$2.4
Operating margin	47.9%	9.4%	5.2%	18.1%	4.0%
Net income	$10.2	$2.0	$0.4	$13.2	$0.8
Net income per diluted share	$0.73	$0.14	$0.03	$0.93	$0.06

Net revenues decreased 28% sequentially and 14% from the third quarter of fiscal 2021, primarily attributable to lower shipments of our advanced packaging equipment due to our Shanghai facility closure, partially offset by increased shipments of our consumables products. The decrease in production from the Shanghai facility was caused by the government-mandated closure relating to its COVID policies, which closed the Company’s facility on March 28, 2022. The facility was allowed to partially reopen in May 2022 and fully reopened on June 1, 2022.

Gross margin decreased sequentially and compared to the same period last year primarily due to the above-mentioned closure of the Shanghai manufacturing facility. This closure resulted in decreased utilization during the period as the Company continued to pay employees while ceasing production entirely.

Selling, General & Administrative (“SG&A”) expenses increased $0.4 million on a sequential basis, with higher legal expenses related to the sale-leaseback transaction and increased consulting expenses offset by lower commission on lower sales. SG&A decreased slightly compared to the prior year period primarily due to a reduction in commissions due to lower sales in fiscal 2022 partially offset by an increase in employee-related expenses and consulting.

On June 23, 2022, the Company’s subsidiary, BTU International, Inc. ("BTU"), completed the sale and leaseback of BTU's building in Billerica, Massachusetts (the "Property"). The sale price was $20.6 million. Simultaneously with the sale closing, BTU entered into a two-year leaseback of the Property. The lease terms include base rent of $1.5 million per year in an absolute triple net lease. In connection with the sale, BTU recognized a pretax gain of $12.5 million. This sale-leaseback transaction resulted in a net cash inflow of approximately $14.9 million, after repayment of the existing mortgage and settlement of related sale expenses.

Research, Development and Engineering decreased $0.2 million sequentially and increased $0.1 million compared to the same prior year period.

Operating income was $9.6 million, compared to operating income of $2.6 million in the second quarter of fiscal 2022 and operating income of $1.2 million in the same prior year period.

Income tax provision was $20,000 for the three months ended June 30, 2022, compared to a provision of $0.7 million in both the preceding quarter and the same prior year period.

Net income for the third quarter of fiscal 2022 was $10.2 million, or 73 cents per diluted share. This compares to net income of $2.0 million, or 14 cents per diluted share, for the preceding quarter and net income of $0.4 million, or 3 cents per diluted share, for the third quarter of fiscal 2021.

Outlook

The Company’s outlook reflects the ongoing logistical impacts and the related delays for goods shipped to and from China. Actual results may differ materially in the weeks and months ahead. Additionally, the semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Operating results can be significantly impacted, positively or negatively, by the timing of orders, system shipments, and the financial results of semiconductor manufacturers.

For the fourth fiscal quarter ending September 30, 2022, revenues are expected to be in the range of $30 to $32 million with operating margin in the low double-digits.

A portion of Amtech's results is denominated in Renminbis, a Chinese currency. The outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Renminbi. Changes in the value of the Renminbi in relation to the United States Dollar could cause actual results to differ from expectations.

Conference Call

Amtech Systems will host a conference call today at 5:00 p.m. ET to discuss our fiscal third quarter financial results. The call will be available to interested parties by dialing 1-313-209-6672. For international callers, please dial +1 800-458-4121. The confirmation code is 2312671. A live webcast of the conference call will be available in the Investor Relations section of Amtech’s website at: https://www.amtechsystems.com/investors/events.

A replay of the webcast will be available in the Investor Relations section of the company’s web site at http://www.amtechsystems.com/conference.htm shortly after the conclusion of the call and will remain available for approximately 30 calendar days.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a leading, global manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power devices, analog and discrete devices, electronic assemblies and light-emitting diodes (LEDs). We sell these products to semiconductor device and module manufacturers worldwide, particularly in Asia, North America and Europe. Our strategic focus is on semiconductor growth opportunities in power electronics, sensors and analog devices leveraging our strength in our core competencies in thermal and substrate processing. We are a market leader in the high-end power chip market (SiC substrates, 300mm horizontal thermal reactor, and electronic assemblies used in power, RF, and other advanced applications), developing and supplying essential equipment and consumables used in the semiconductor industry. Amtech's products are recognized under the leading brand names BTU International, Bruce Technologies™, PR Hoffman™ and Intersurface Dynamics, Inc.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release. Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, plans and objectives of Amtech and its management for future operations, efforts to improve operational efficiencies and effectiveness and profitably grow our revenue, and enhancements to our technologies and expansion of our product portfolio. In some cases, forward-looking statements can be identified by terminology such as "may," "plan," "anticipate," "seek," "will," "expect," "intend," "estimate," "believe," "continue," "predict," "potential," "project," "should," "would," "could", "likely," "future," "target," "forecast," "goal," "observe," and "strategy" or the negative of these terms or other comparable terminology used in this press release or by our management, which are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the "SEC") for the year-ended September 30, 2021, listed various important factors that could affect the Company's future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading "Risk Factors" in the Form 10-K and in our subsequently filed Quarterly Reports on Form 10-Qs, and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Amtech Systems, Inc.
Lisa D. Gibbs
Chief Financial Officer
(480) 360-3756
irelations@amtechsystems.com
Sapphire Investor Relations, LLC Erica Mannion and Mike Funari (617) 542-6180 irelations@amtechsystems.com

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Summary Financial Information

(in thousands, except percentages)

	Three Months Ended			Nine Months Ended June 30,
	June 30, 2022	March 31, 2022	June 30, 2021	2022	2021
Amtech Systems, Inc.
Revenues, net	$19,964	$27,556	$23,100	$73,983	$60,865
Gross profit	$5,900	$11,160	$10,079	$26,958	$25,319
Gross margin	30%	40%	44%	36%	42%
Operating income	$9,562	$2,595	$1,204	$13,397	$2,429
New orders	$30,145	$33,695	$30,861	$95,477	$81,256
Backlog	$62,731	$53,566	$34,295	$62,731	$34,295
Semiconductor Segment
Revenues, net	$15,135	$23,584	$19,501	$61,484	$52,195
Gross profit	$3,590	$9,255	$8,599	$21,507	$22,604
Gross margin	24%	39%	44%	35%	43%
Operating income	$10,521	$3,368	$2,114	$16,246	$5,976
New orders	$24,144	$28,039	$26,607	$79,992	$71,741
Backlog	$58,344	$50,352	$32,388	$58,344	$32,388
Material and Substrate Segment
Revenues, net	$4,829	$3,972	$3,599	$12,499	$8,670
Gross profit	$2,310	$1,905	$1,480	$5,451	$2,715
Gross margin	48%	48%	41%	44%	31%
Operating income	$1,156	$654	$333	$1,991	$14
New orders	$6,001	$5,656	$4,254	$15,485	$9,515
Backlog	$4,387	$3,214	$1,907	$4,387	$1,907

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Revenues, net	$19,964	$23,100	$73,983	$60,865
Cost of sales	14,064	13,021	47,025	35,546
Gross profit	5,900	10,079	26,958	25,319

Selling, general and administrative	7,157	7,281	21,008	18,182
Research, development and engineering	1,646	1,523	5,018	4,637
Gain on sale of fixed assets	(12,465)	—	(12,465)	—
Severance expense	—	71	—	71
Operating income	9,562	1,204	13,397	2,429

Interest income (expense) and other, net	680	(155)	627	(337)
Income before income tax provision	10,242	1,049	14,024	2,092
Income tax provision	20	680	840	1,250
Net income	$10,222	$369	$13,184	$842

Income Per Share:
Net income per basic share	$0.74	$0.03	$0.94	$0.06
Net income per diluted share	$0.73	$0.03	$0.93	$0.06
Weighted average shares outstanding:
Basic	13,889	14,176	14,042	14,163
Diluted	14,026	14,373	14,220	14,292

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Balance Sheets

(in thousands, except share data)

	June 30, 2022	September 30, 2021
Assets
Current Assets
Cash and cash equivalents	$47,689	$32,836
Restricted cash	524	—
Accounts receivable (less allowance for doubtful accounts of $172 and $188 at June 30, 2022, and September 30, 2021, respectively)	20,779	22,502
Inventories	27,457	22,075
Income taxes receivable	52	1,046
Other current assets	3,978	2,407
Total current assets	100,479	80,866
Property, Plant and Equipment - Net	5,863	14,083
Right-of-Use Assets - Net	11,019	8,646
Intangible Assets - Net	783	858
Goodwill	11,168	11,168
Deferred Income Taxes - Net	560	631
Other Assets	834	661
Total Assets	$130,706	$116,913
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$9,831	$8,229
Accrued compensation and related taxes	3,812	2,881
Accrued warranty expense	827	545
Other accrued liabilities	1,206	903
Current maturities of long-term debt	104	396
Current portion of long-term lease liability	1,806	531
Contract liabilities	5,888	1,624
Total current liabilities	23,474	15,109
Long-Term Debt	230	4,402
Long-Term Lease Liability	9,321	8,389
Income Taxes Payable	2,996	3,277
Other Long-Term Liabilities	62	102
Total Liabilities	36,083	31,279
Commitments and Contingencies
Shareholders’ Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 13,889,259 and 14,304,492 at June 30, 2022 and September 30, 2021, respectively	139	143
Additional paid-in capital	123,693	126,380
Accumulated other comprehensive (loss) income	(563)	14
Retained deficit	(28,646)	(40,903)
Total Shareholders’ Equity	94,623	85,634
Total Liabilities and Shareholders’ Equity	$130,706	$116,913

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended June 30,
	2022	2021
Operating Activities
Net income	$13,184	$842
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,330	1,038
Write-down of inventory	235	278
Non-cash stock compensation expense	386	277
Gain on sale of property, plant and equipment	(12,465)	—
Provision for allowance for doubtful accounts	10	16
Other, net	—	8
Changes in operating assets and liabilities:
Accounts receivable	1,714	(9,385)
Inventories	(5,617)	(3,328)
Other assets	(1,298)	(324)
Accounts payable	1,603	5,815
Accrued income taxes	713	536
Accrued and other liabilities	1,031	809
Contract liabilities	4,264	646
Net cash provided by (used in) operating activities	5,090	(2,772)
Investing Activities
Purchases of property, plant and equipment	(325)	(790)
Proceeds from the sale of property, plant and equipment	19,908	—
Acquisition, net of cash and cash equivalents acquired	—	(5,082)
Net cash provided by (used in) investing activities	19,583	(5,872)
Financing Activities
Proceeds from the exercise of stock options	111	1,148
Repurchase of common stock	(4,115)	—
Payments on long-term debt	(4,851)	(284)
Net cash (used in) provided by financing activities	(8,855)	864
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	(441)	(250)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	15,377	(8,030)
Cash and Cash Equivalents, Beginning of Period	32,836	45,070
Cash, Cash Equivalents and Restricted Cash, End of Period	$48,213	$37,040